As filed with the Securities and Exchange Commission on October 5, 2018	Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

POLARITYTE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1529524
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

1960 S. 4250 West, Salt Lake City, UT 84104

(Address of Principal Executive Offices, Including Zip Code)

POLARITYTE, INC., 2019 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plan)

POLARITYTE, INC., 2019 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Mark E. Lehman
Chief Legal Officer
PolarityTE, Inc.
1960 S. 4250 West, Salt Lake City, UT 84104
(385) 237-2279
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Bradley A. Bugdanowitz
Goodwin Procter LLP
Three Embarcadero Center, 28th Floor San Francisco, CA 94111
(415) 733-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum aggregate offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee
Common stock, par value $0.001 per share	500,000 shares	$18.57	$9,285,000	$1,125.34

Common stock, par value $0.001 per share	3,000,000 shares	$18.57	$55,710,000	$6,752.05

			Total	7,877.39

(1)	PolarityTE, Inc. (the “Registrant” or the “Company”) is registering 500,000 shares issuable under the PolarityTE, Inc., 2019 Employee Stock Purchase Plan, and 3,000,000 shares issuable under the PolarityTE, Inc., 2019 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2019 Employee Stock Purchase Plan or Equity Incentive Plan due to any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock. Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)	Estimated in accordance with paragraph (c) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee. The maximum offering price with respect to the shares registered herein is based on the average of the high and low prices of a share of common stock as reported on The NASDAQ Capital Market on October 2, 2018.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

Item 1. Plan Information.

This registration statement on Form S-8 (the “Registration Statement”) registers 500,000 shares of common stock issuable under the PolarityTE, Inc., 2019 Employee Stock Purchase Plan (the “Purchase Plan”), and 3,000,000 shares issuable as awards under the PolarityTE, Inc., 2019 Equity Incentive Plan (the “Incentive Plan”). The Purchase Plan and the Incentive Plan are collectively referred to herein as the “Plans.” The Company will provide each recipient (the “Recipients”) of a grant under the Plans with documents that contain information related to the Plans, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and is not being filed as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives common stock awards covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Mark E. Lehman

Chief Legal Officer

PolarityTE, Inc.

1960 S. 4250 West

Salt Lake City, UT 84104

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by the Company with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

●	Annual Report on Form 10-K for the year ended October 31, 2017 filed with the Commission on January 30, 2018, as amended by Amendment No. 1 on Form 10-K/A filed with the Commission on February 28, 2018;

●	Definitive proxy statement on Schedule 14A filed with the Commission on August 17, 2018, and the Supplement thereto filed with the Commission as definitive additional materials on September 11, 2018;

●	Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2018, April 30, 2018, and July 31, 2018, as filed with the Commission on March 19, 2018, June 14, 2018, and August 14, 2018, respectively;

●	Current Reports on Form 8-K filed with the Commission in 2017 on November 3, November 16, November 27, and December 29, and in 2018 on February 9, March 7, (as amended on March 8, 2018), March 8, April 11, April 13, April 24, May 1, May 8, June 7 (two separate reports), June 18, June 21, July 6, July 25, August 13, September 7 (as amended September 10), and September 21;

●	Description of the Registrant’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on January 21, 2005 (File No. 000-51128), including any amendment or report filed to update such description; and

All documents subsequently filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing, excluding any portion of any report or document that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances will any information filed under items 2.02 or 7.01 of Form 8-K be deemed to be incorporated by reference, unless such Form 8-K expressly provides to the contrary.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

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ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s restated certificate of incorporation and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the Company’s request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law (the “DGCL”) against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e. ., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, Article Ninth of the Company’s restated certificate of incorporation eliminates the liability of a director to the Company or its stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

●	from any breach of the director’s duty of loyalty to the Company’s stockholders;

●	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL; and

●	from any transaction from which the director derived an improper personal benefit.

The Company carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

The indemnification provisions contained in the DGCL, the Company’s certificate of incorporation, and the Company’s restated by-laws may discourage stockholders from bringing a lawsuit against the Company’s directors and officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company or its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions and the directors’ and officers’ liability insurance policy are necessary to attract and retain talented and experienced directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

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ITEM 8. EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of PolarityTE, Inc. (incorporated herein by reference to Exhibit 3.01 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on September 15, 2014).

4.2	Restated Bylaws of PolarityTE, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 17, 2005).

4.3	Certificate of Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Form 8-K filed with the Commission on July 29, 2016)

4.4	Certificate of Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Form 8-K filed with the Commission on January 10, 2017)

4.5	Certificate of Elimination to Restated Certificate of Incorporation eliminating the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock in the Corporation’s Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to our Form 8-K filed with the Commission on March 7, 2018)

5.1	Opinion of Goodwin Procter LLP with respect to the legality of the securities being registered.*

23.1	Consent of EisnerAmper LLP*

23.2	Consent of Goodwin Procter LLP (contained in their opinion filed as Exhibit 5.1)*

24.1	Powers of Attorney (see page II-6 of this Registration Statement).*

99.1	PolarityTE, Inc., 2019 Employee Stock Purchase Plan*

99.2	PolarityTE, Inc., 2019 Equity Incentive Plan*

* Filed herewith

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ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, and State of Utah, on the 5th day of October 2018.

POLARITYTE, INC.

By:	/s/ Denver Lough
Denver Lough
Chief Executive Officer

By:	/s/ Paul Mann
Paul Mann
Chief Financial Officer

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POWER OF ATTORNEY

The registrant and each person whose signature appears below constitutes and appoints Denver Lough and Paul Mann and each of them singly, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Denver Lough	Chairman of the Board, Chief Executive and Chief Scientific Officer	October 5, 2018
Denver Lough	(Principal Executive Officer)

/s/ Paul Mann	Chief Financial Officer	October 5, 2018
Paul Mann	(Principal Financial and Accounting Officer)

/s/ Jeff Dyer	Director	October 5, 2018
Jeff Dyer

/s/ Steve Gorlin	Director	October 5, 2018
Steve Gorlin

/s/ Jon Mogford	Director	October 5, 2018
Jon Mogford
/s/ Willie C. Bogan	Director	October 5, 2018
Willie C. Bogan

/s/ Peter A. Cohen	Director	October 5, 2018
Peter A. Cohen

/s/ Rainer Erdtmann	Director	October 5, 2018
Rainer Erdtmann

/s/ David Seaburg	Director	October 5, 2018
David Seaburg

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